Exhibit 2.9

EXHIBIT G

SOURCE CODE SUBLICENSE AGREEMENT

This Source Code Sublicense Agreement (this “Agreement”) is entered into as of the ____ day of ______________, 2002, by and between ___________, a _____________ corporation with principal offices at ________ (“Sublicensee”) and Clarus Corporation, a Delaware corporation with principal offices at 3970 Johns Creek Court, Suwanee, GA 30024 (“Clarus”). For and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     DEFINITIONS.    Unless defined elsewhere in this Agreement, terms appearing in initial capital letters in this Agreement shall have the following meanings:

1.1.    “Application” means the _________________ computer software program for which the Source Code Sublicense is being granted.

1.2.    “Confidential Information” includes, without limitation, the terms of this Agreement, and, to the extent such information is not defined as a Trade Secret below, any other information designated as confidential by either party. Confidential Information does not include information that (i) was rightfully in the possession of or known to the receiving party without any obligation of confidentiality prior to receiving it from the disclosing party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the receiving party from a source other than the disclosing party without any obligation of confidentiality; (iv) is developed by or for the receiving party without access to the Confidential Information; (v) is disclosed by the receiving party under a valid order created by a court or government agency, provided that the receiving party provides prior written notice to the disclosing party of such obligation and the opportunity to oppose such disclosure; and (vi) is disclosed following the expiration of the applicable period of confidentiality.

1.3.    “Master License Agreement” means the license agreement between Clarus and Epicor Software Corporation with respect to the Source Code, and any amendments thereto.

1.4.    “License Agreement” means the [License Agreement] entered into as of ________________, by and between Sublicensee and Clarus.]

1.5.    “Source Code” means a series of instructions or statements in a high level computer programming or scripting language such as C++, PASCAL, HTML or Visual BASIC that are (i) readable and understandable by humans trained in the applicable computer language and (ii) able to be transformed by an interpreter or compiler into machine-readable, executable code for actual use on a computer system.

1.6.    “Source Code Derivatives” has the meaning given to it by Section 5.2 below.

1.7.    “Source Code Sublicense” has the meaning given to it by Section 2 below.

1.8.    “Trade Secret” means information, in any form, including, without limitation, the Applications, technical or non-technical data, research data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public, and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.     SOURCE CODE SUBLICENSE.

2.1.    Sublicense Grant.    Subject to the terms and conditions of this Agreement and the Master License Agreement and Sublicensee’s performance of its obligations under this Agreement, Clarus hereby grants to Sublicensee a limited, non-exclusive, and nontransferable sublicense (the “Source Code Sublicense”) to use and modify the Source Code for the sole purpose of Sublicensee’s internal support and maintenance of the Application in such manner as is required for Sublicensee’s use and support of the object-code version of the Application. Only Sublicensee’s full time employees who will be using and modifying the Source Code as permitted by this Section 2.1. shall have access to and use of the Source Code.

3.     Protection and Use of Source Code.    Sublicensee will protect and maintain, and have its employees protect and maintain, the Source Code as the Trade Secrets of Clarus and its licensor. In particular, and without limitation, Sublicensee and its employees will not, except as otherwise permitted or specified by Clarus in writing, (i) copy the Source Code (or any portion thereof) except as is required for Sublicensee’s support and maintenance of the Application, (ii) store, use or transfer the Source Code (or any portion thereof) outside of Sublicensee’s primary business offices, (iii) allow outside third-parties (other than Clarus or Epicor Software Corporation) to view or otherwise access the Source Code (or any portion thereof), (iv) store or maintain copies of the Source Code (or any portion thereof) on computer systems that are intended by Sublicensee to be accessible from outside of Sublicensee’s computer network, (v) store or maintain copies of the Source Code (or any portion thereof) on computer systems located outside of Sublicensee’s computer network, or (vi) transmit or otherwise transfer the Source Code (or any portion thereof) over an un-secured network connection (i.e. by e-mail or other Internet based network connection) without the use of commercially reasonable encryption.

4.     DELIVERY.    Upon Sublicensee’s execution of this Agreement, Clarus shall deliver one (1) copy of the Source Code to the following individual at the following address:

Name:	________________________________________________	Address:	_____________________________________________
Title:	________________________________________________		_____________________________________________
Phone:	________________________________________________		_____________________________________________
Fax:	________________________________________________		_____________________________________________
Email:	________________________________________________

5.	PROPRIETARY RIGHTS AND CONFIDENTIALITY.

5.1.    Ownership.    Sublicensee acknowledges that Epicor Software Corporation owns the Source Code and that the Source Code is not generally published and embodies the Trade Secrets of Clarus and its licensor. All right, title and interest in and to the Source Code, including without limitation, all copyrights, Trade Secrets and other intellectual property rights pertaining thereto will remain vested in Clarus and its licensor. Except as expressly authorized by this Agreement, Sublicensee may not use, display, copy or reproduce the Source Code. In addition, Sublicensee shall not transfer, distribute, rent, lease or sublicense the Source Code. Clarus reserves all rights not expressly granted to Sublicensee hereunder and this Agreement shall not extend or otherwise expand the licenses granted by Clarus to Sublicensee pursuant to the License Agreement with respect to the Application. Sublicensee will not alter, remove, modify or suppress any confidentiality legends or proprietary notices placed on or contained within the Source Code.

5.2.    Ownership of Derivative Works.    Sublicensee agrees that all modifications, changes and other derivative works (the “Source Code Derivatives”) made or created with respect to the Source Code shall be and remain the sole property of Epicor Software Corporation and its assigns. Sublicensee hereby transfers, grants, conveys, assigns and relinquishes, and agrees to transfer, grants, convey, assign and relinquish, to Epicor Software Corporation and its assignees any and all right, title and interest it now has or may hereafter acquire in and to the Source Code Derivatives under patent, copyright, trade secret and trademark law in perpetuity or for the longest period otherwise permitted by law. Sublicensee further agrees to assist Epicor Software Corporation and its assignees, at Epicor Software Corporation’s or such assignee’s expense, in every reasonable way to obtain and, from time to time, enforce patents, copyrights, trade secrets and other rights and protections relating to the Source Code Derivatives, and to that end, Sublicensee will execute, and will have its employees execute, all documents for use in applying for and obtaining such patents, copyrights, trade secrets and other rights and protections with respect to such Source Code Derivatives as Epicor Software Corporation or its assignees may reasonably request, together with any assignments thereof to Epicor Software Corporation, its assignees or third-parties designated by Epicor Software Corporation or its assignees. Sublicensee and its employees’ reasonable obligations to assist Epicor Software Corporation and its assignees in obtaining and enforcing patents, copyrights, trade secrets and other rights and protection relating to the Source Code Derivatives shall survive the termination of this Agreement. Upon the request of Epicor Software Corporation or its assignees, Sublicensee shall provide to Epicor Software Corporation or such assigns, at no cost to Epicor Software Corporation or its assigns, copies of all Source Code Derivatives.

5.3.     Confidentiality.    Each party agrees that certain information it will acquire from the other party will constitute Trade Secrets and Confidential Information. Each party will exercise the same degree of care with respect to the other party’s Trade Secrets and Confidential Information as it exercises with respect to its own Trade Secrets and Confidential Information (but in all cases no less than a reasonable degree of care and protection); and will not, directly or indirectly, disclose, copy, transfer or allow access to any Trade Secrets or Confidential Information obtained from the other party; provided that each party may disclose Trade Secrets and Confidential Information to its employees, consultants and agents who have a need to know and who have agreed in writing to comply with the restrictions set forth herein. Each party agrees not to use or disclose Confidential Information obtained from the other party for a period of three (3) years after termination of this Agreement and indefinitely with respect to Trade Secrets.

5.4.    Injunctive Relief.    The parties agree that monetary damages will not be an adequate remedy for breach of the obligations set forth herein. In addition to all other remedies, the nonbreaching party will have the right to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief.

6.     TERM AND TERMINATION.

6.1.    Term.    The term of this Agreement shall begin on the date the Source Code is shipped by Clarus to Sublicensee and shall continue in force and effect until ________________ [to be coterminous with the Master License Agreement] unless earlier terminated as provided herein. Such term may be extended only upon the written mutual agreement of the parties.

6.2.    Termination For Breach.    Either party may terminate this Agreement on or after the fifth (5th) day after such party gives the other party written notice of a material breach by such other party of any obligation hereunder, unless such breach is cured within five (5) days following the breaching party’s receipt of such written notice.

6.3.    Effect of Agreement Termination.    Upon the termination or expiration of this Agreement, the Source Code Sublicense shall terminate, Sublicensee shall completely erase all copies of the Source Code and Source Code Derivatives from its computer systems and any storage media on which copies of the Source Code and/or Source Code Derivatives are maintained, completely destroy all tangible copies of the Source Code and Source Code Derivatives and, at Clarus’ option, either return to Clarus or completely destroy all original materials provided by Clarus to Sublicensee with respect to the Source Code.

7.     INDEMNIFICATION.    Sublicensee will indemnify, defend, and hold harmless Clarus, its affiliates and licensor and their respective officers, directors, shareholders and representatives against all liabilities, obligations, losses, costs, damages and other expenses and attorneys’ fees relating to third party claims arising from (i) acts or omissions by Sublicensee under this Agreement or (ii) any use of the Source Code in breach of this Agreement, provided Clarus gives Sublicensee prompt written notice of such claim, reasonable assistance and authority to defend such claim.

8.     LIMITED WARRANTIES AND DISCLAIMERS.    ALL SOURCE CODE PROVIDED TO SUBLICENSEE BY CLARUS UNDER THIS AGREEMENT IS “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. CLARUS AND ITS LICENSOR SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES WITH RESPECT TO THE SOURCE CODE, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE SOURCE CODE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

9.     LIMITATION OF LIABILITY.    UNDER NO CIRCUMSTANCES WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OR COSTS (INCLUDING ATTORNEYS’ FEES) RESULTING FROM ANY CLAIM (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR PRODUCTS LIABILITY) REGARDING THIS AGREEMENT OR RESULTING FROM THE USE OR INABILITY TO USE, OR PERFORMANCE OR NONPERFORMANCE OF, THE SOURCE CODE, OR ANY COMPONENT THEREOF, EVEN IF THE OTHER PARTY (OR ITS SUPPLIERS, AS APPLICABLE) HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, IN NO EVENT WILL CLARUS BE LIABLE TO LICENSEE UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, IN AN AMOUNT THAT EXCEEDS ONE THOUSAND DOLLARS ($1,000.00).

10.   MISCELLANEOUS.

10.1.    Jurisdiction, Choice of Law.    This Agreement is made in and shall be governed by the laws of the State of Georgia, excluding choice of laws principles; provided, however, that the intellectual property rights (as distinguished from contract rights) underlying this Agreement shall be construed under applicable federal laws and the laws of the State of Georgia. The parties agree that any action or proceeding arising out of or related to this Agreement shall be brought only in the Superior Court of Fulton County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division, and the parties hereby consent to such venue and to the jurisdiction of such courts over the subject matter of such proceeding and themselves.

10.2.    Assignment; Third Party Beneficiaries.    Sublicensee may not assign this Agreement, in whole or in part, without the prior written consent of Clarus. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Each party hereto acknowledges and agrees that Epicor Software Corporation and its successors and assigns are third party beneficiaries of this Agreement.

10.3.    Survival.    Any Section of this Agreement whose terms, conditions or obligations have not been or cannot be fully performed prior to the termination or expiration of this Agreement for any reason shall survive such termination or expiration of this Agreement, along with all definitions required by such Section. In particular and without limitation, the following Sections shall survive along with all definitions required by such Sections: Sections 3, 5, 7, 8, 9 and 10.

10.4.    Severability.    This Agreement shall be deemed severable. If any part of this Agreement is found invalid or unenforceable under current or future laws, the invalid or unenforceable provision shall be severed and of no force or effect, and the remaining provisions shall remain in full force and effect and shall not be affected by the invalid or unenforceable provisions or by their severance herefrom.

10.5.    Notices.    All notices, reports, requests and other communications required or permitted hereunder must be in writing and sent to the addresses set forth below. Any such notice will be deemed given when: (i) delivered personally against a signed receipt, (ii) sent by confirmed fax (followed by mailing of a copy no later than the next business day), or (iii) sent by commercial overnight courier with written verification of receipt. Either party may change its address by sending notice of a change of address as set forth hereunder.

If to Sublicensee:	__________________________________________	If to Clarus:	Clarus Corporation
	__________________________________________		3970 Johns Creek Court
	__________________________________________		Suwanee, Georgia 30024
	Attn: ______________________________________		Attn: Contracts Department
	Phone: _____________________________________		Phone: 770-291-3900
	Fax: _______________________________________		Fax: 770-291-3993

10.6.    Independent Contractors.    The parties to this Agreement are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee, partnership, nor joint venturers, nor shall either party hold itself out as such. Neither party has the authority to bind the other or incur any obligation on the other’s behalf. This Agreement is an agreement between the parties and confers no rights upon either of the party’s employees, agents, or contractors, or upon any other person.

10.7.    Entire Agreement.    This instrument contains the entire agreement and understanding between the parties and supersedes all prior negotiations, proposals, discussions, correspondence, agreements and understandings relating to the subject matter of this Agreement. The terms and conditions of this Agreement may not be modified or amended except in a written document signed by an officer of each party. No waiver will be implied from conduct or failure to enforce rights on one or more occasions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

SUBLICENSEE:	CLARUS:
[______________________]	Clarus Corporation

Signature: _________________________________________	Signature: _______________________________________

Name: ____________________________________________	Name: __________________________________________

Title: _____________________________________________	Title: ___________________________________________

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